Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Form S-1 (No. 333-214486), Form S-3 (Nos. 333-239710 and 333-222190) and Form S-8 (Nos. 333-189898 and 333-248206) of our report dated July 29, 2021 on our audits of the consolidated financial statements as of March 31, 2021 and 2020 and for each of the years in the two-year period ended March 31, 2021, which report is included in this Annual Report on Form 10-K to be filed on or about July 29, 2021.

 /s/ EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

July 29, 2021